Exhibit  99.1
    PRESS RELEASE

For Release:    Immediate

Contact:           Scott Monette
                         314-877-7113

RALCORP HOLDINGS, INC. ANNOUNCES RESULTS
FROM MEETING OF SHAREHOLDERS

St. Louis, MO, February 5, 2004 . . . Today at the Ralcorp Holdings, Inc. (NYSE: RAH) Annual Meeting, shareholders elected two directors, both of whom were incumbent members of Ralcorp’s Board of Directors. Elected to three year terms expiring in 2007 were:
Richard A. Liddy, retired Chairman of the Board of GenAmerica Financial; and
William P. Stiritz, a private equity investor and Chairman of the Board of Energizer Holdings, Inc.
Mr. Liddy has been a director since February 2001, and Mr. Stiritz has served as chairman since January 1994.
Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles and French toast; frozen biscuits, and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the premier mountain resort operator in North America.
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